(m)(1)(i)

FORM OF

AMENDED SCHEDULE 1

with respect to the

AMENDED AND RESTATED

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN

for

ING SERIES FUND, INC.

CLASS A SHARES

Series	Maximum Distribution and/or Service Fee
(as a percentage of average daily net assets)
ING 130/30 Fundamental Research Fund	0.25%
ING Balanced Fund	0.25%
ING Corporate Leaders 100 Fund	0.25%
ING Global Income Builder Fund	0.25%
ING Global Science and Technology Fund	0.25%
ING Growth and Income Fund	0.25%
ING Index Plus LargeCap Fund	0.25%
ING Index Plus MidCap Fund	0.25%
ING Index Plus SmallCap Fund	0.25%
ING Money Market Fund	0.25%
ING Small Company Fund	0.25%
ING Strategic Allocation Conservative Fund	0.25%
ING Strategic Allocation Growth Fund	0.25%

Series	Maximum Distribution and/or Service Fee
(as a percentage of average daily net assets)
ING Strategic Allocation Moderate Fund	0.25%

Last Updated on: June 4, 2008